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                                Exhibit 2.1
                                 AGREEMENT
                                    FOR
                        PURCHASE AND SALE OF ASSETS

          THIS AGREEMENT is made and entered into this 13th day of February, 1996, by and between Stenograph Acquisition Corp., a Nevada corporation ("SAC"), and IIS Acquisition Corp., a Nevada corporation ("IAC") and Pettibone Corporation, a Delaware corporation, (collectively, SAC, IAC and Pettibone Corporation are referred to herein as the "Buyer"), on the one hand and Quixote Corporation, a Delaware corporation ("Parent"), Legal Technologies, Inc., a Delaware corporation ("LTI"), Stenograph Corporation, a Delaware corporation ("Stenograph") Legal Technologies Limited, a United Kingdom corporation ("Stenograph UK") and Integrated Information Services, Inc., a Delaware corporation ("IIS"), on the other hand (collectively, IIS, Stenograph, LTI and Parent are referred to herein as the "Selling Entities").

          WHEREAS, through Stenograph and Stenograph UK, Parent is engaged in the business of developing, manufacturing, marketing and selling manual, electric and electronic shorthand machines and related transcription, printing and other products, supplies, systems, hardware and software (the "Court Reporting Business");

          WHEREAS, through the IIS division of Stenograph, Parent is engaged in the business of developing, marketing and selling imaging services, consulting services and computerized litigation support and related software in the United States (the "IIS Business");

          WHEREAS, Court Reporting Business and the IIS Business are referred to herein as the "Business";

          WHEREAS, the Selling Entities lease certain facilities in Mt. Prospect, Illinois; Alameda, California; New York, New York; and Carmel, Indiana (the "Facilities") at which the Business is conducted;

          WHEREAS, Buyer desires to purchase from the Selling Entities and the Selling Entities desire to sell to Buyer the assets and business of the Business with the IIS Business being purchased by IAC and the Court Reporting Business being purchased by SAC;

          WHEREAS, the Selling Entities are also engaged in other businesses which are not being purchased pursuant to this Agreement, including but not

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limited to Energy Absorption Systems, Inc., Disc Manufacturing, Inc., the non-
Court Reporting Business of Stenograph U.K., Discovery Products, Inc. and the Litigation Sciences division of Stenograph;

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:


                             ARTICLE I

                          THE TRANSACTION

          1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Selling Entities shall sell, transfer, assign and deliver to the applicable Buyer (or its affiliated designee), and the applicable Buyer (or its affiliated designee) shall purchase, accept and receive, all right, title and interest in and to the Purchased Assets (as defined below).

          1.2 Purchased Assets. The "Purchased Assets" means (i) all of the Business, (ii) all of the assets used in the operation of the Business,
(iii) all of the assets located at, used in connection with and/or directly related to the Facilities and their operations, (iv) all of the assets, properties and rights of Quixote and LTI listed on Schedule 1.2(a), and (v) all of the assets, properties and rights of Stenograph, Stenograph UK and IIS, including the following:

          (a)  All rights under the leases to real estate described on
     Schedule 4.11, including options to purchase and renew, and other rights thereunder, as more particularly described on Schedule 4.11 (the "Real Estate");

          (b) all tools, machinery and equipment, office furniture and office equipment;

          (c) all inventories of raw materials, components, spare parts and supplies, work in process and finished goods
     ("Inventory");

          (d) all cash and cash equivalents (net of the amount of outstanding unpaid checks as of the Closing that are payable to third parties in the ordinary course of business and net of unpaid wages and salary for the pay period from the last payroll date

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     through the end of the Closing Date subject to reimbursement of the IIS Wages as provided in Section 2.3), accounts and notes receivable, including rights under the outstanding Collection Cases and other litigation cases referred to in Section 1.3(c);

          (e) all computer software programs, source codes, object codes, information systems, program specifications and related material and documentation and any and all licenses and copies thereof and rights thereto (the "Software");

          (f) all information in the nature of know-how, trade secrets, inventions, processes, designs, devices and related information and documentation (the "Technical Information");

          (g) all patents, trademarks, trade names, trade styles, logos, product designations and service marks and all applications (pending or in process) and registrations therefor and licenses thereof, including the names Stenograph Corporation and Integrated Information Services, Inc. (the "Intellectual Property");

          (h) all documents and records relating to the Business, each Facility (or its operations) and the Purchased Assets;

          (i) all records relating to those employees subsequently hired by Buyer;

          (j) all permits, licenses, approvals, registrations, authorizations and indicia of authority and pending applications for any thereof ("Licenses and Permits");

          (k) all rights of or relating to insurance claims and proceeds to the extent related to any Assumed Liabilities;

          (l) all contractual rights and leasehold interests, including open purchase and sales orders and rights and interests of the applicable Selling Entity under leases and contracts referred to in Schedule 1.3(a) and all other rights of each Selling Entity under all other agreements referred to in Schedule 1.3(a); and

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          (m)  prepaid expenses, deposits, advances and similar
     amounts.

The definition of Purchased Assets shall not include assets that relate primarily to businesses of the Selling Entities other than the Court Reporting Business in the United States and Europe and the IIS Business in the United States or (ii) the assets set forth on Schedule 1.2(b) (the "Excluded Assets"). The Purchased Assets relating primarily to the IIS Business are referred to herein as the "IIS Purchased Assets" and will be purchased by IAC. The Purchased Assets other than the IIS Purchased Assets are referred to herein as the "Stenograph Purchased Assets" and will be purchased by SAC.

              1.3 Liabilities and Obligations. Buyer shall not assume and shall not be liable or responsible for any debt, obligation or liability of or relating to any Facility, the Business, the Purchased Assets, any Selling Entity or otherwise of any kind, whether known or unknown, contingent, absolute, or otherwise, except for the following (the "Assumed Liabilities"):

          (a) obligations under the agreements described on Schedule 1.3(a) to the extent obligations thereunder are required to be performed after the end of the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance or other breach by any Selling Entity prior to the end of the Closing Date;

          (b) the trade accounts payable and accrued expenses of the Business as of the end of the Closing Date to the extent reflected on the Balance Sheet dated December 31, 1995 attached as Schedule 1.3(b) (the "Balance Sheet") and to the extent accrued in the ordinary course of the Business consistent with past practice thereafter (but excluding any items payable to any Selling Entity or any Affiliate (as hereinafter defined) of any Selling Entity), other than those related to the Excluded Liabilities provided, however, that Buyer shall not be responsible for any wages or salary obligations for employees of the Selling Entities that relate to the period through the end of the Closing Date;

          (c) liabilities and obligations arising from the prosecution of the plaintiff's rights in the collection cases listed on Schedule 1.3(c) after the end of the Closing Date (the "Collection Cases") as well as the Bossard Case described in item 3 of Schedule 4.21 and the David Paplham Case described in

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     item 5 of Schedule 4.21, excluding any legal fees and expenses relating to the period prior to the end of the Closing Date in excess of amounts reflected on the Balance Sheet; and

          (d) liabilities for sales and use taxes arising from sales of products of the Business prior to Closing but only up to the amount of the accrual for such taxes set forth on the Balance Sheet (Buyer shall use reasonable efforts to notify the Selling Entities of amounts in excess of $25,000 that are applied to such accrual, but failure to give such notice shall not affect any party's obligations hereunder) .

The Assumed Liabilities relating to the IIS Business are referred to herein as the "IIS Assumed Liabilities." The Assumed Liabilities other than the IIS Assumed Liabilities are referred to herein as the "Stenograph Assumed Liabilities." IAC agrees to timely discharge and perform all of the IIS Assumed Liabilities as they become due and SAC agrees to timely discharge and perform all of the Stenograph Assumed Liabilities as they become due.

              1.4 Excluded Liabilities. Except for the Assumed Liabilities, each Selling Entity agrees to timely discharge and perform all of its liabilities and obligations related to the Business, the Purchased Assets or the Facilities payable after Closing as they become due, including the following (the foregoing, including the following being the "Excluded Liabilities"):

          (a) liabilities and obligations arising from (x) the litigation matters (the "Retained Litigation") described on
     Schedule 4.21 (except to the extent of liabilities assumed by Buyer pursuant to Section 1.3(c)), (y) environmental matters described on Schedule 4.10 and (z) claims described on
     Schedule 4.18;

          (b) liabilities and obligations relating to products sold prior to the end of the Closing Date, including product liability claims, claims for damages to person or property and claims relating to carpal tunnel syndrome;

          (c) liabilities and obligations for any products sold prior to the end of the Closing Date that do not comply with applicable warranties or that are otherwise defective to the extent such

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     liability is in excess of the reserve set forth on the Balance
     Sheet;

          (d) liabilities and obligations relating to any federal, foreign, state, county and other tax returns, reports and declarations of every nature (including income, employment, excise, property, sales and use taxes), except to the extent assumed by Buyer pursuant to Section 1.3(d);

          (e) liabilities and obligations relating to any Plan (as hereinafter defined), as well as any and all claims of and obligations to (including wages, salary and overtime) employees of the Business to the extent related to the period through the end of the Closing Date or otherwise related to the acts of the Selling Entities except for severance liabilities arising from Buyer's failure to offer employment as required by Section 7.1 and accrued vacation reflected on the Settlement Statement; and

          (f) liabilities and obligations to the Selling Entities and their Affiliates (as hereinafter defined) except as arising pursuant to this Agreement.

The Buyer agrees that any benefits, rights, actions, settlements, or assets arising from any of the Excluded Liabilities and not the Purchased Assets or the Assumed Liabilities shall belong exclusively to the Selling Entities, and Buyer hereby waives any right or claim thereto.

          1.5  Nonassignable Contracts.

          (a) To the extent that the assignment by any Selling Entity of any sales order, purchase order, lease or other contract included in the Assumed Liabilities or Purchased Assets is not permitted without (i) the consent of the other party to the contract, (ii) the approval of Buyer as a source of the products or services called for by such contract or (iii) the approval of Buyer as a lessee, then this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof.
However, unless otherwise agreed as to any particular contract or order (or class thereof), the applicable Selling Entity shall use its reasonable commercial efforts (which shall not include payment of any additional consideration to any party) to obtain any and all such consents, approvals and novations.

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          (b)  If any necessary consent, approval or novation is not obtained, the applicable Selling Entity shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits under such contract, lease or order as if such consent, approval or novation had been obtained, including subleases from the applicable Selling Entity and, undertakings by Buyer of the work necessary to complete contracts as the agent of the applicable Selling Entity with the understanding that the applicable Selling Entity shall then invoice the customer for services rendered and promptly remit the amount of the receivable to Buyer. Nothing herein shall excuse the Selling Entity from responsibility for any of its representations and warranties or covenants hereunder.


                             ARTICLE II

                     CONSIDERATION FOR TRANSFER

          2.1 Consideration. The aggregate consideration for the Purchased Assets shall be as follows (the "Purchase Price"):

          (a) Seven Million Dollars ($7,000,000) plus or minus the Adjustment Amount (as defined below); and

          (b) the assumption of the Assumed Liabilities by IAC and SAC.

          2.2 Transfer Taxes. At Closing, the Selling Entities shall pay or provide for the transfer taxes and sales taxes payable as a result of the transfer of the Purchased Assets provided for herein.

          2.3 Adjustment to Purchase Price. The Purchase Price shall be reduced dollar for dollar by the amount of any cash distributed by or transferred from the Business to the Selling Entities and their Affiliates between November 30, 1995 and the Closing ("Cash Distributions") plus the aggregate amount of wages and salary payable to employees of the IIS Business from January 31, 1996 through the end of the Closing Date ("IIS Wages") less any Qualified Payments (the "Adjustment Amount"). Cash Distributions shall include, but are not limited to: dividend payments; management fees; corporate overhead charges; intercompany loans and interest payments on intercompany loans; and other cash payments or transfers from the Business to the Selling Entities and their Affiliates. Any payment by the Business to any Selling Entity or its Affiliates between November 30, 1995 and the Closing for reimbursement of products or services at a fair market price in the ordinary

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course of business and not inconsistent with practice prior to November 30,
1995 (such as insurance premiums or third party professional fees and expenses) shall be a "Qualified Payment".

          2.4 Post-Closing Adjustment. Within thirty (30) days after the Closing Date, the Selling Entities shall deliver to the Buyer a statement (the "Settlement Statement") setting forth their determination of all Cash Distributions, IIS Wages and Qualified Payments. In connection therewith, from and after Closing, the Selling Entities shall provide the Buyer and its representatives with reasonable access to all records and work papers necessary to compute and verify the Cash Distributions, IIS Wages and Qualified Payments. This Settlement Statement as delivered to the Buyer shall be final for purposes of this Agreement unless, within ten (10) days after delivery to the Buyer, the Buyer shall deliver to the Selling Entities a Dispute Notice. After delivery of a Dispute Notice, the Selling Entities and Buyer shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within fifteen (15) business days after delivery to the Buyer of the Dispute Notice, the dispute shall be submitted to the Independent Auditor. The Independent Auditor shall be directed to issue a final and binding decision within fifteen
(15) days of submission of the Dispute Notice, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the parties. The Settlement Statement, as so adjusted by agreement or by the Independent Auditor (if required), shall be final and binding on the parties. Within five (5) days after final determination of the Settlement Statement the Selling Entities shall pay Buyer the Adjustment Amount.

          2.5 Settlement Statement. The Settlement Statement shall be prepared in accordance with generally accepted accounting principles ("GAAP") as consistently applied by the Selling Entities and shall be accompanied by supporting documentation for all Cash Distributions and Qualified Payments listed on the Settlement Statement.

          In connection with the Settlement Statement, a "Dispute Notice" shall mean a written notice from the Selling Entities indicating disagreement with the statement and summarizing the items in dispute. The "Independent Auditor" shall mean one of the "Big Six" public accounting firms with no material relationship to either of the parties chosen by agreement of the parties, or if they are unable to agree, shall mean one of the "Big Six" firms with no such material relationship chosen by lot. The fees and expenses of the Independent Auditor retained as a result of any dispute related to any statement shall be equitably allocated by the Independent Auditor. The

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decision of the Independent Auditor with respect to the Settlement Statement shall be final and binding on the parties. The full force and effect of the representations and warranties shall in no way be diminished by the adjustment to the Purchase Price pursuant to the Settlement Statement.

          2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Selling Entities and the Purchased Assets as provided on an Allocation Schedule in form provided by Buyer to the Selling Entities promptly after Closing (the "Allocation Schedule"). Buyer and the Selling Entities agree (i) to jointly complete and timely file Form 8594, and any other required reports in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with their respective federal income tax returns for the tax year in which the Closing Date occurs (and any amended Form 8594, if necessary) in accordance with the Allocation Schedule and (ii) that no party will take a position on any report, return, or other documents filed with any governmental authority in any judicial or administrative proceeding, that is in any manner inconsistent with the Allocation Schedule.


                            ARTICLE III

                 THE CLOSING AND TRANSFER OF ASSETS

          3.1 Closing. The transfer of assets contemplated by this Agreement shall be effective as of the end of the Closing Date, as hereafter defined (the "Closing") and shall occur at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois at 10:00 A.M. on February 16, 1996 or at such other time or place as may be mutually agreed upon by the parties (the "Closing Date").

          3.2 Deliveries by Buyer. At the Closing, Buyer shall deliver (or cause to be delivered) the following:

          (a) $7,000,000 payable by wire transfer of immediately available funds;

          (b) an Officer's Certificate as to the accuracy at Closing of all of Buyer's representations and warranties as if made at and as of Closing, the fulfillment of all of Buyer's agreements and covenants and the satisfaction of all Closing conditions to be performed by Buyer; and

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          (c)  such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

          3.3 Deliveries by the Selling Entities. At the Closing, the Selling Entities shall deliver the following:

          (a) a bill (or bills) of sale in the form provided by Buyer;

          (b) the Consents referred to in Section 8.3 and the assignments referred to in Section 8.5;

          (c) an Officer's Certificate as to the accuracy at Closing of all of the Selling Entities' representations and warranties as if made at and as of Closing, the fulfillment of all of the Selling Entities' agreements and covenants and the satisfaction of all Closing conditions to be performed by the Selling Entities;

          (d) patent, trademark and copyright assignments for items included in the Purchased Assets in form provided by Buyer;

          (e)  possession of the Purchased Assets; and

          (f) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.

          3.4 Closing Agreements. At the Closing, the parties shall execute, acknowledge and deliver such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.


                             ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES
                      OF THE SELLING ENTITIES

          The Selling Entities hereby jointly and severally represent and warrant to Buyer, as of the date hereof, and as of the Closing Date, as set forth below. For purposes of this Agreement, "Material Adverse Effect" shall mean any effect which is materially adverse to the operations (as presently

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conducted), assets, liabilities, condition (financial or otherwise) or to each
Selling Entity's knowledge the prospects of the Purchased Assets, the Business or the Facilities.

          4.1 Authority. Each Selling Entity has the full corporate right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements it is hereby contemplated to execute and to carry out the transactions contemplated hereby and thereby, including the transfer of each of the Purchased Assets. All corporate and other acts or proceedings required to be taken by each Selling Entity to authorize the execution, delivery and performance of this Agreement and all agreements and transactions contemplated hereby have been duly and properly taken.

          4.2 Validity. This Agreement has been, and the agreements and other documents to be delivered by each Selling Entity at Closing will be, duly executed and delivered and constitute the valid and legally binding obligations of each Selling Entity enforceable in accordance with their respective terms.

          4.3  Violations and Approvals.  Except as set forth on
Schedule 4.3, the execution and delivery of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not (immediately, upon notice, with the passage of time or both) result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any obligation of or relating to the Business, the Facilities or the Purchased Assets and are not prohibited by, do not and will not violate or conflict with any provision of, and do not and will not (immediately, upon notice, with the passage of time or both) constitute a default under or a breach of (i) the charter or by-laws of any Selling Entity, (ii) any note, bond, indenture, contract, agreement, permit, license or other instrument to which any Selling Entity is a party or, by which any Selling Entity, the Business, any Facility or the Purchased Assets are bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to any Selling Entity, the Business, any Facility or the Purchased Assets or (iv) any law, rule or regulation applicable to any Selling Entity, any Facility, the Business or the Purchased Assets. Except as set forth on Schedule 4.3, and consents to assignment and other consents that are obtained in connection with the Closing, no approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority of any country, is required for the execution and delivery by each Selling Entity of this Agreement or the agreements contemplated hereby or the

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consummation of the transactions contemplated hereby and thereby.

          4.4 Due Organization. Each Selling Entity is a corporation duly organized and validly existing under the laws of its state or jurisdiction of incorporation. Each Selling Party, as applicable, has full power and authority and all requisite rights, licenses, permits and franchises to own and operate each Facility and to own, lease and operate the Purchased Assets and to carry on the Business. For purposes of the Business, the applicable Selling Entities are duly qualified to do business in New York, California, Indiana and Illinois and are not required to be qualified to do business in any other state.

          4.5 Transactions with Affiliates. Except (i) for assets included in the Purchased Assets, (ii) as permitted under Section 6.6 and
(iii) as otherwise set forth in Schedule 4.5, no Affiliate:

          (a) owns, directly or indirectly, any material interest in any entity which is a competitor, lessor, lessee, or material supplier of any Facility or the Business;

          (b) has any cause of action or other claim against or owes any material amount to, or is owed any material amount by, any Selling Entity with respect to any Facility, the Business or the Purchased Assets; or

          (c) has any interest in or owns any assets, property or rights used in the conduct of the Business or the operation of any Facility.

The term "Affiliate" shall mean any corporation, partnership, trust or other entity (i) in which a Selling Entity has, directly or indirectly, a five percent (5%) or greater interest or (ii) which controls, is controlled by, or is under common control with a Selling Entity or any of the entities described in the preceding clause (i).

          4.6 Financial Statements and Taxes. The financial statements of the Business for the year ended June 30, 1995 and the six months ended December 31, 1995 attached hereto as Schedule 4.6(a) (the "Financial Statements") are and the Settlement Statement will be (a) in accordance with the books of account and records of the Selling Entities, (b) fair presentations of the financial condition and the results of operations as of the dates and for the periods indicated and (c) prepared in accordance with

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generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as specified therein and except for the lack of footnotes, and in the case of interim Financial Statements subject to year-end audit adjustments consisting only of normally recurring accruals which in the aggregate are not material). The Business is not subject to any liability or obligation (whether absolute, accrued, contingent or otherwise) which is not shown or provided for on the Financial Statements or on Schedule 4.6(a). Except as set forth on Schedule 4.6(b) all federal, foreign, state, county and other tax returns, reports and declarations of every nature (including income, employment, excise, property, sales and use taxes) required to be filed by or on behalf of the Selling Entities (as it relates to the Business) and the Business have been filed and such returns are complete and accurate in all material respects and disclose all taxes required to be paid for the periods covered thereby. All taxes required to be paid, withheld or accrued by the Selling Entities (as related to the Business) and the Business and any deficiency assessments, penalties and interest have been paid, withheld or accrued. The accruals for taxes on the Balance Sheet are sufficient for the payment of all unpaid federal, state and other taxes of the Business. All tax payments related to employees, including income tax withholding, FICA, FUTA, unemployment and worker's compensation, required to be made by the Selling Entities (relating to the Business) and the Business have been fully and properly paid, withheld, accrued or recorded. There are no outstanding federal, state or local tax audits related to the Business.

          4.7 Interim Change. Except as set forth in Schedule 4.7, since November 30, 1995, the Selling Entities have operated the Business in the ordinary course, consistent with past operations, and there has not been any of the following in connection with the Business:

          (a) any event resulting in, or that is reasonably likely to result in, a Material Adverse Effect;

          (b) any material change in significant personnel or relationships with third parties, including suppliers, customers and others;

          (c) any increase in the compensation, or benefits payable or to become payable to or on account of employees (other than regularly scheduled increases in accordance with the past practices of the Business);

          (d)  any work stoppage or labor dispute;

          (e) any damage to or destruction of a material asset, or any disposition of assets or transfers of assets from any Facility, other than sales of finished goods and use and disposal of assets in the ordinary course of business on terms consistent with past practice;

          (f) any change in collection, credit or accounting practices, including any write-up or write-down in the value of the Inventory;

          (g) any dividend, distribution or payment of intercompany payables; or

          (h)  any agreement to take any of the foregoing actions.

          4.8 Work in Process. All work performed on products and projects in process as of the date thereof and as of the Closing has been or will be performed in accordance with customer specifications and all applicable warranties, industry standards, laws, rules and regulations in all material respects.

          4.9 Purchased Assets. Except as set forth on Schedule 4.9, the Selling Entities are the sole and exclusive legal and equitable owner of all right, title and interest in and have good and marketable title to all of the Purchased Assets free and clear of the interests and rights of any other party. Except for consents of the persons listed on Schedule 4.9(a) which will be obtained prior to Closing, all of the Purchased Assets may be transferred to Buyer without the consent or approval of any person. Except as set forth on Schedule 4.9(a), none of the Purchased Assets are subject to any lease, license, security interest, mortgage, pledge, lien, charge, encumbrance, claim, covenant or restriction of any kind or character.
Schedule 4.9(b) sets forth an accurate, correct and complete list and summary description of all the depreciable Purchased Assets. Except for the interests of lessors in property leased pursuant to leases described in Schedule 1.3(a), no person other than the Selling Entities has any interest in any Facility or any assets at any Facility. The Purchased Assets are in good repair, order and condition (reasonable wear and tear excepted), are suitable for the purposes for which they are presently being used, and are adequate to meet all present and reasonably anticipated requirements of the Business and each Facility as the Selling Entities conduct the Business at each Facility. The Purchased Assets will furnish Buyer with all of the capacity and rights to operate the Business and each Facility in the same manner as presently operated by the Selling Entities.

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          4.10  Environmental Matters.

          (a) Except as set forth on Schedule 4.10 (which shall remain the responsibility of the Selling Entities), each Selling Entity has previously and is currently complying in all respects with its obligations under all Environmental Laws in connection with the operation of the Business, its occupancy of the Facilities and otherwise except for such failures to comply which can be readily cured and which could not result in any material expense or liability. No Selling Entity has received any notice alleging any potential non-compliance with or potential liability pursuant to any Environmental Laws or with respect to any Materials of Environmental Concern.

          (b) Except as set forth on Schedule 4.10 (which shall remain the responsibility of the Selling Entities), no Materials of Environmental Concern have ever been unlawfully generated, treated, stored, or disposed of at any Facility. No underground storage tanks, as defined in RCRA or under applicable state law, are present at any Facility or are operated by any Selling Entity at any Facility, and, to each Selling Entity's knowledge after due inquiry, no such tanks were previously abandoned or removed. There are no Materials of Environmental Concern or other condition or use of any Facility, whether natural or man-made, which poses a significant threat of damage to the health of persons, to property, to natural resources, or to the environment.

          (c) Except as set forth on Schedule 4.10 (which shall remain the responsibility of the Selling Entities), with respect to the Business, each Facility and the Purchased Assets, neither the Selling Entities nor the Business has any liability or unfulfilled obligation, whether fixed, unliquidated, absolute, contingent or otherwise, under any Environmental Laws, including any liability, responsibility or obligation for fines or penalties, or for investigation, expense, removal, or remedial action to effect compliance with or discharge any duty, obligation or claim under any such laws or regulations, and none of the Selling Entities has any knowledge that any such claims, actions, suits, proceedings or investigations under such laws or regulations exist or may be brought or threatened. There has not been, and is not occurring at any Facility, or any location to which any Selling Entity ever sent any materials in respect of the Business, or its current or former operations, any release or threatened release, as those terms are defined in CERCLA, of any Materials of Environmental Concern, nor has any Selling Entity any knowledge that such a release is occurring or has occurred at any time in the past except as identified on Schedule 4.10 (which shall remain the responsibility of the Selling Entities). Except as identified in

Schedule 4.10 (which shall remain the responsibility of the Selling Entities), none of the Selling Entities has ever applied or disposed, transported or arranged for the transportation or disposal of any Materials of Environmental Concern, in any manner which may form the basis for any present or future claim, demand or action seeking investigation, expense, removal, remedial action or expense at any facility, site, location or body of water, surface or subsurface. Except as identified in Schedule 4.10 (which shall remain the responsibility of the Selling Entities), none of the Selling Entities has ever arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Materials of Environmental Concern, to a facility, site or location, which, pursuant to CERCLA or any similar state or local law, (i) has been placed or has been publicly proposed by authorities having jurisdiction to be placed, on the National Priorities List or its state equivalent, or (ii) which is subject to a claim, administrative order or other request to take removal or remedial action by any person having jurisdiction and authority in the matter.

          (d) Schedule 4.10 identifies all environmental audits or assessments or occupational health studies undertaken by or on behalf of any Selling Entity or, to the knowledge of the Selling Entities, governmental agencies with respect to each Facility and the Business, in the past three years.

          (e) For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Environmental Laws" (A) means all federal, state and local laws, statutes, decisions, rules, ordinances, regulations, moratoria, orders and requirements ("Laws") relating to
     (i) pollution or the protection of the environment (including air, surface water, ground water, soil, land surface or subsurface strata), or (ii) disposal, emissions, discharges, spills, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, import, export, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, and (B) shall include the Resource Conservation and Recovery Act, as amended ("RCRA"); the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"); the Federal Water Pollution Control Act, as amended; the Occupational Safety and

     Health Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act, as amended; all Laws related thereto, all implementing Laws and all similar state and local Laws with respect to each of the foregoing acts.

          (ii) "Materials of Environmental Concern" means any and all hazardous chemicals and materials, and any and all hazardous substances as defined in CERCLA, hazardous wastes as defined in RCRA, petroleum and petroleum products, radioactive materials, and any and all other hazardous chemicals, materials, constituents, pollutants or contaminants regulated under any Environmental Laws.


          4.11  Real Estate.

          (a) Schedule 4.11 sets forth the street address of each parcel of leased Real Estate. The applicable Selling Entity has been in peaceable possession of each parcel of leased Real Estate since the beginning of each applicable lease.

          (b) The lease for each parcel of Real Estate includes all necessary rights to utilities, services, roadways and other means of ingress and egress, to the extent necessary to conduct the Business and operate each Facility as presently operated and conducted. No Real Estate is located within a flood hazard area. No portion of any Real Estate has been condemned, requisitioned or otherwise taken by any public authority, no notice of any such condemnation, requisition or taking has been received, and, to the knowledge of the Selling Entities, no such action is threatened. None of the Selling Entities has knowledge of any public improvements planned or commenced which may result in special assessments against or otherwise affect the Real Estate. To the knowledge of the Selling Entity, no fact or condition exists which would result in the termination or impairment of access to the Real Estate or discontinuation of necessary sewer, water, electric, gas, telephone or other utilities and services.

          (c) The zoning of each parcel of Real Estate permits the existing improvements and the continuation of business as presently conducted thereon. There has been no violation of any zoning, building, health, safety, fire, water use, or similar statute, ordinance, law, regulation or code by the Selling Entities or to the knowledge of the Selling Entities any other person in connection with the Real Estate except for such violations which can be readily cured and which could not result in any material liability or expense.

No notice from any governmental authority exercising jurisdiction over the Real Estate requiring or calling attention to the necessity of any work, repairs, new construction, installation or alteration in connection with any parcel of Real Estate has been served upon the Selling Entities and is pending or unresolved.

          (d) No Real Estate is leased or subleased by the Selling Entities to any third party.

          (e) There is no construction work being done at, or construction materials being supplied to, any parcel of Real Estate, except in connection with routine maintenance projects and materials used in the Business in the ordinary course.

          4.12 Software and Information Systems. Schedule 4.12 sets forth an accurate and complete list and summary description of all the Software.
Schedule 4.12 identifies or describes (i) Software which is owned by the Selling Entities; and (ii) Software which is licensed to the Selling Entities by third parties. Except as provided on Schedule 4.12, with respect to the Software that is reflected as being owned by one or more of the Selling
Entities:

          (a) all Software documentation for the end user is reasonably current, accurate and sufficient in detail and content to identify, explain the nature and permit the intended use thereof;

          (b) all source codes, object codes and source code comments included in the Software are sufficient to the extent reasonably necessary to enable Buyer to maintain and modify the Software, using persons skilled in the programming language, operating systems, and hardware involved;

          (c) Except for Incorporated Products (as hereinafter defined), the applicable Selling Entity has good, sole, and marketable right, title, and interest in and to the Software (including the exclusive right to make, copy, sell, exploit, and provide to others the use of the Software and all derivative works thereof) free and clear of any liens, claims, encumbrances and adverse rights of every kind, nature, and description. The applicable Selling Entity is in actual and sole possession of and will transfer to Buyer at Closing all copies of the source code, source code comments and object code (except for copies of object code held by licensees) and other proprietary rights included in the Software. Schedule 4.12 lists all current and former employees of the Selling Entities who were authors of the Software and to the knowledge of the Selling Entities any other person or entity who materially participated in the development of the Software or any portion thereof or performed any work related to the Software (such authors and other persons or entities are collectively referred to as the "Software Authors"). Each Software Author identified as "internal" made his contribution to the Software within the scope of employment with the applicable Selling Entity, as "work made for hire." Except for the Incorporated Products, the Software and every portion thereof is an original creation of the Software Authors (or other persons not having any rights thereto) and does not contain any source code or portions of source code (including any "canned program") created by any parties other than the Software Authors (or other persons not having any rights thereto). The Selling Entities have not, by any acts or omissions, or by acts or omissions of affiliates, directors, officers, employees, agents, or representatives caused any of their proprietary rights in the Software, including copyrights, trademarks, and trade secrets to be transferred, diminished, or adversely affected to any material extent.

          (d)  Except as set forth in Schedule 4.12:

               (i)  there are no defects or errors in the
          Software, which defects or errors could materially and adversely affect Buyer's or any licensee's use of the Software or the functioning of the Software in accordance with the specifications for the Software published by the applicable Selling Entity or provided to customers, the Software has all the features described in the user manuals or advertisements and materials made available to the applicable Selling Entity's customers; and the Software does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data in a manner unauthorized by, and contrary to the intentions of, the user, or to perform any other similar unauthorized destructive type of functions;

               (ii)  no person or entity other than the
          applicable Selling Entity has any interest of any kind or nature in or with respect to the Software, including the right to use, make, copy, sell, exploit and provide to others the use of, the Software and all derivative works thereof, and no government funding or university or college facilities were used in the development of the Software, and the Software was not developed pursuant to an agreement giving any person or entity rights to the Software, and no situation, matter, or agreement exists that would preclude Buyer from making any change to the Software or combining it with other software in any lawful manner;

               (iii)  all copies of copyrighted Software
          contain copyright legends; the Selling Entities have no knowledge that any third party is violating or has violated any of the applicable Selling Entity's proprietary rights in the Software; other than license fees for Incorporated Products, no third party has any interest in, or right to compensation from the Selling Entities by reason of, the use, exploitation, or sale of the Software; there are no restrictions on the ability of the Selling Entities (or any successor or assignee of the Selling Entities, including Buyer) to use or otherwise exploit the Software, and such use or exploitation does not and will not obligate the Selling Entities (or any successor or assignee of the Selling Entities, including Buyer) to pay any royalty, fee, or other compensation to any person or entity other than license fees for Incorporated Products; and the Selling Entities have not received any notice and do not have any knowledge of any complaint, assertion, threat, or allegation inconsistent with the preceding statements in this paragraph; and

               (iv) the Software has been licensed for use by third parties only pursuant to the terms of the standard license agreement in form attached to
          Schedule 4.12 which has been in effect since
          January 1, 1996, and prior to January 1, 1996, pursuant to the standard form in effect at the time the license was granted, copies of which have been made available to Buyer and no license contains any term or provision other than those set forth in the applicable standard form, except for such minor deviations therefrom as do not materially and adversely effect the Licensor's rights or obligations thereunder.

          (e) The Selling Entities have delivered or will deliver at Closing all of their records with respect to Software fixes (including fixes currently in progress), problem lists, maintenance of the Software, and customer complaints, and all warranty claims (including any pending claims) related to the Software all of which are described in Schedule 4.12. Except as set forth in Schedule 4.12, there are no representations and warranties that have been made with respect to the Software.

          (f) Schedule 4.12 contains a complete list of all third party software and patent rights which are a component of or incorporated in or specifically required to develop or support any of the Software ("Incorporated Products"), and a list of all restrictions on the Selling Entities' unrestricted right to use, incorporate or distribute the Incorporated Products. The Selling Entities are not in violation of any license, sublicense or agreement with respect to an Incorporated Product.

          (g) No person or entity is entitled to receive the source code for any Software for any reason; and the Selling Entities have not disclosed the source code for any Software to any third party except as set forth on Schedule 4.12.

          (h) Notwithstanding the foregoing, with respect to Software designated as "obsolete" on Schedule 4.12, the Buyer shall be entitled to indemnification with respect to breaches of the representations and warranties in paragraphs (a), (b) and (d)(i) only in connection with claims of third parties.

          4.13 Customers and Suppliers. Schedule 4.13 sets forth an accurate and complete list of those suppliers that have provided raw materials, products or services for the Business or any Facility at a cost to the Selling Entities of greater than $25,000 during the period since July 1, 1995 through December 31, 1995. The Selling Entities have no knowledge of any fact, condition or event (i) which would cause Buyer's relationship with any supplier to be materially and adversely different than the current relationship of such supplier with respect to the Business or any Facility, or
(ii) which would materially and adversely affect any supplier's ability to supply raw materials, products or services to Buyer. Schedule 4.13 sets forth an accurate and complete list of those customers that have purchased products or services from the Business or any Facility at a cost to the purchaser of greater than $25,000 during the period since July 1, 1995 through December 31, 1995. The Selling Entities have no knowledge of any fact, condition or event
(i) which would cause Buyer's relationship with any customer to be materially and adversely different than the current relationship of such customer with respect to the Business or any Facility, or (ii) which would materially and adversely effect any customer's ability to purchase products or services from Buyer.

          4.14 Employees. Schedule 4.14 is an accurate and complete schedule containing, with respect to the Business and each Facility:

          (a) a list of all employees (including name, title and position);

          (b)  the employee's length of service;

          (c) a list of all agreements, arrangements or understandings, written or oral (the "Employment Contracts"), regarding services to be rendered, terms and conditions of employment, confidentiality and assignment of inventions (with respect to such items listed on Schedule 4.14, accurate and complete copies have been delivered to Buyer);

          (d) the compensation (including terms of payment, bonuses, commissions and deferred compensation, as well as any benefits) of each employee; and

          (e) copies of all OSHA reports and responses given or received by any Selling Entity with respect to the Business since January 1, 1995.

Except in the case of each of (i) through (xii) below, as set forth in
Schedule 4.14, with respect to the Business and each Facility, (i) there have not been any labor disputes, any work stoppages, pickets or work slow-downs due to labor disagreements in the past five years, (ii) there are and have been no unresolved violations of any local, state, or federal laws respecting the employment of any employees, including the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act, wage-payment laws, laws prohibiting employment discrimination, and laws addressing workplace safety and health; (iii) there is no unfair labor practice, charge or complaint pending, unresolved or, to the knowledge of the Selling Entities, threatened before the National Labor Relations Board; (iv) there is no labor strike, dispute, grievance, request for representation, slowdown or stoppage actually pending or, to the knowledge of the Selling Entities, threatened; (v) there has been no question concerning representation raised or, to the knowledge of the Selling Entities, threatened respecting employees in the past five years; (vi) each Selling Entity is in compliance with all contracts of or respecting employment, including all collective bargaining agreements identified in Schedule 4.14; (vii) there is no employment handbook, personnel policy manual, or similar document that creates prospective employment rights or obligations; (viii) the transactions contemplated by this Agreement will not violate any of the terms of any applicable collective bargaining agreement; (ix) each Selling Entity has discharged all collective bargaining obligations respecting the transactions contemplated by this Agreement imposed by law or by any valid existing collective bargaining agreement, including any obligations to provide notice to any union or to bargain over the effects of the transactions contemplated by this Agreement; (x) each Selling Entity has provided or will timely provide prior to Closing all notices required by law to be given prior to Closing of the transactions contemplated by this Agreement to all local, state, or federal labor, wage-payment, equal employment opportunity, unemployment-insurance and related agencies; (xi) each Selling Entity has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses; and
(xii) the transactions contemplated by this Agreement will not create liability under any local, state, or federal law respecting reductions in force or the impact on employees on plant closing or sales of businesses.

          4.15  Employee Benefit Plans.

          (a) For purposes hereof, a "Plan" shall mean any "employee benefit plan" (as that term is defined in Section 3(3) of the Employee

Retirement Income Security Act of 1974, as amended "ERISA"), as well as any other written or formal benefit plan, contract or arrangement, whether or not terminated, involving direct or indirect compensation, established, maintained or contributed to by one of the Selling Entities with respect to employees of the Business, or with respect to which a Selling Entity has any present or future, direct or indirect, actual or contingent obligation or liability on behalf of its employees, former employees, officers, directors, agents, brokers, consultants or independent contractors of the Business or the dependents or beneficiaries of any of the foregoing, including but not limited to, (A) each retirement, pension, profit-sharing, thrift, savings, target benefit or employee stock ownership plan or cash or deferred arrangement; (B) each other deferred or incentive compensation, bonus, stock option, employee stock purchase, "phantom stock" or stock appreciation right plan; (C) each program providing for (1) payment for or reimbursement of the expenses of medical, dental or visual care or psychiatric counseling, (2) vacation, sick, disability or severance pay, or (3) life insurance; and (D) each other "fringe benefit" plan or arrangement, and shall also include any employee benefit plan or plan of the type specified above under which a Selling Entity acts as a fiduciary or is a sponsor. Schedule 4.15 hereto sets forth a true, correct and complete list of all Plans applicable to any employee of the Business.
The applicable Selling Entity has, with respect to each Plan, delivered to Buyer true and complete copies of (i) all Plan texts and trust agreements, group annuity or other insurance contracts, and any other agreements relating to the Plans; (ii) all summary Plan descriptions and material employee communications; (iii) the three most recent annual reports on Form 5500 (including all schedules thereto); and (iv) if the Plan is intended to qualify under Section 401(a) or 403(a) of the Internal Revenue Code, as amended (the "Code"), the most recent determination letter received from the Internal Revenue Service.

          (b) With respect to each Plan, the applicable Selling Entity has no direct or indirect, actual or contingent liability, other than to make payments for contributions, premiums or benefits when due in the ordinary course or in connection with the termination of Plans, all of which payments that are due have been made.

          (c) With respect to each Plan: (i) each such Plan has at all times conformed to, and its administration has been at all times in compliance with, all applicable laws and regulations; (ii) each such Plan has been at all times administered in accordance with the terms of that Plan; (iii) each such Plan which is intended to qualify under Sections 401(a) or 403(a) of the

Code so qualifies; (iv) all payments required with respect to such Plans to date have been and as of the Closing Date will be, made, all amounts accrued as liabilities and expenses of the applicable Selling Entity which have not been paid are reflected on Schedule 4.15; (v) all payments, contributions and premiums paid or required to be paid meet the requirements for deductibility under the Code, and no payment is required under any such Plan or any other employment related agreement that, by operation of Section 280G of the Code, would not be deductible; (vi) there are no actions, suits or claims pending or, to the knowledge of the Selling Entities, threatened (other than routine claims for benefits); (vii) each Plan which is a "group health plan" (as defined in Section 607(l) of ERISA) has been operated in compliance with the Code, ERISA and COBRA (as hereafter defined) at all times; (viii) the Selling Entities have not engaged in, nor has any Plan engaged in, any transaction which would result in a civil penalty pursuant to Section 502(i) of ERISA or which would constitute a prohibited transaction under ERISA or be subject to a tax imposed under Section 4975 of the Code; and (ix) the applicable Selling Entity has never sponsored, maintained, or been an employer under a plan sub-

ject to Title IV of ERISA and/or to Section 302 of ERISA and Section 412 of the Code.

          (d) No Plan is funded through a "rabbi trust" or similar funding vehicle, and no assets of the applicable Selling Entity are held in such a trust or funding vehicle. Except as specified on Schedule 4.15 there are no
(i) Retiree Welfare Plans, (ii) unfunded benefit obligations of the applicable Selling Entity relating to former or current employees of the applicable Selling Entity, or (iii) reserves, assets, surpluses or prepaid premiums under any Welfare Plan. Except as set forth in Schedule 4.15, no Plan provides for severance pay, unemployment compensation, deferred compensation or any similar payment with respect to any current or former employee, officer, director or agent of or consultant to any Selling Entity. The consummation of the transactions contemplated by this Agreement will not, except as otherwise provided for in this Agreement or as set forth on Schedule 4.15, (x) entitle any current or former employee, officer, director or agent of or consultant to any Selling Entity to severance pay, unemployment compensation, deferred compensation or any similar payment, (y) accelerate the time of payment or vesting of or increase the amount of compensation due to any such current or former employee, officer, director or agent of or consultant to any Selling Entity, or (z) constitute or involve a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code).

          (e) Except as set forth on Schedule 4.15 and as provided under applicable laws and regulations, the applicable Selling Entity has the unqualified right to amend, modify and terminate each Plan and has included in such Plan the procedures for such amendment or termination in accordance with
Section 402(b)(3) of ERISA.

          (f) No Plan is a "multiple employer plan" or a "multiemployer plan," within the meaning of ERISA or the Code. None of the Selling Entities, nor any of their ERISA Affiliates has any direct or indirect, actual or contingent liability with respect to any partial or complete withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA) from any such multiemployer plan. For purposes of this Agreement, "ERISA Affiliate" means any entity (whether or not incorporated) which would be treated as a single employer with the applicable Selling Entity under Section 414(b), (c), (m) or
(o) of the Code and the regulations thereunder.

          (g)  None of the Selling Entities nor any of their ERISA
Affiliates has engaged in any transaction with respect to a Plan which was in violation of Section 4069 of ERISA.

          4.16 Licenses and Permits. Schedule 4.16 contains an accurate and complete list and summary description of each License and Permit. The Licenses and Permits are valid and in full force and effect, no violations of any Selling Entity in respect of the Business exist in respect thereof and there are not pending, or to the knowledge of any Selling Entity, threatened any proceedings or circumstances which could result in the termination, revocation, limitation or impairment of any License or Permit in respect of the Business. The Licenses and Permits included in the Purchased Assets are all of such items that are necessary to own and operate each Facility, own the Purchased Assets and conduct the Business as presently owned, operated or conducted except for such items where failure to have such item could not result in any material expense or liability and that can be readily obtained without any material cost. Except as set forth as described in Schedule 4.16, all Licenses and Permits are freely assignable to Buyer without the consent or approval of any third party, unless provided otherwise on Schedule 4.16. No violations of any Selling Entity or its agents have been recorded in respect of any Licenses and Permits in the past three years, and the Selling Entities know of no basis therefor.

          4.17  Material Contracts.   Schedule 4.17 hereto sets forth an
accurate, correct and complete list of all contracts, instruments, commitments, agreements, arrangements and understandings including all amendments and supplements thereto, relating to the Business, to which any Selling Entity is a party or is bound, or by which any of the assets of any Selling Entity are subject or bound (i) which involve benefits or obligations with a value individually or in the aggregate, of $15,000 or more, or (ii) which otherwise involve any of the following types of contracts (the items in (i) and (ii) being collectively referred to herein as the "Material Contracts"):

          (a) all purchase orders, agreements or contracts for the purchase of any materials or services involving an amount in excess of $15,000 or which were not entered into in the ordinary course of business;

          (b) any sales, license, service or distribution agreements and contracts;

          (c) all leases, agreements, contracts and other instruments affecting the Real Estate;

          (d) all leases for personal property involving annual payments of in excess of $15,000;

          (e)  all Employment Contracts;

          (f) all licenses, agreements, contracts and other instruments affecting the Intellectual Property or the Software;

          (g) all waste disposal, maintenance and related agreements and contracts involving an amount in excess of $10,000;

          (h) all agreements and contracts containing requirements or "take or pay" provisions;

          (i)  all agreements and contracts for Insurance;

          (j) all agreements and contracts with state, federal, local, regulatory or other governmental entities;

          (k) all agreements and contracts not to compete or otherwise restricting activities; and

          (l) all agreements and contracts containing a provision to indemnify any party or assume any tax, environmental or other liability.

          (m) any other contract, commitment, agreement, arrangement or understanding which provides for payment or performance by any party thereto having an aggregate value of $15,000 or more or which is otherwise material to the Business.

     All Material Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect and none of the parties to any Material Contract are in breach of, violation of, or in default under the terms of any such Material Contract except for such breaches, violations and defaults which can be readily cured by Buyer and which will not result any material expense or liability. No event has occurred which with notice or passage of time or both would result in a breach of, violation of, or in default under, the terms of any Material Contract. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a breach of, violation of, or default under any provision of any Material Contract. Except as set forth on Schedule 4.17, there is no adverse claim on the rights of any Selling Entity under any Material Contract. None of the rights of any Selling Entity under any Material Contract will be impaired by the consummation of the transactions contemplated by this Agreement (except for such impairments as can be readily cured by Buyer without any material expense or liability), and all of such rights will be enforceable by Buyer after the Closing Date without the consent or agreement of any other party, including all rights to renew the applicable Material Contract. The Selling Entities shall deliver to Buyer any consents or approvals of any parties required with respect to the assignment of the Material Contracts in connection with the transactions contemplated hereby and as provided in Section 8.3. The Selling Entities have delivered accurate, correct and complete copies of each Material Contract to Buyer. No Material Contract permits or requires any Selling Entity (A) to obtain goods, services or benefits on terms substantially more favorable than fair market terms or
(B) to provide goods, services or benefits on terms substantially less favorable than fair market terms. With respect to each Material Contract which is to be assigned to Buyer pursuant to the terms hereof, Buyer will succeed to all the rights and benefits of each Selling Entity provided the Buyer performs its obligations thereunder.

          4.18 Complaints and Claims. Schedule 4.18 sets forth an accurate and complete list and summary description of all claims, expenses, liabilities and obligations relating to or alleged to relate to any injury to person or property as a result of the use of any products of the Business sold prior to Closing, the operation of each Facility or the services rendered by the Business or each Facility performed prior to the Closing Date, which (i) are currently being asserted, or (ii) were asserted at any time within the prior three years. Buyer will not be subject to any claim, expense, liability or obligation arising from any injury to person or property as a result of the use of any products sold prior to Closing, the operation of any Facility or the services rendered by the Business or any Facility prior to the Closing Date.

          4.19 Intellectual Property. Schedule 4.19 sets forth an accurate and complete list and summary description of all Intellectual Property and contains an indication of any renewals, taxes or fees due in respect thereof within ninety (90) days of the Closing Date. Except as set forth in
Schedule 4.19, with respect to the Intellectual Property, (i) the applicable Selling Entity is the sole and exclusive owner and has the sole and exclusive right to use the Intellectual Property and no other person has any interest in any Intellectual Property; (ii) no action, suit, proceeding or investigation has been instituted and is pending, unresolved or, to Selling Entity's knowledge, threatened; (iii) none of the Intellectual Property or products or methods of the Business interferes with, infringes upon, conflicts with or otherwise violates the rights of others or, to the knowledge of the Selling Entities, is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree or judgment except for such infringements, conflicts or violations as could not result in any material expense or liability and which can be readily cured by Buyer without any material expense or liability; (iv) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property or products or methods of the Business;
(v) the Selling Entities have not agreed to indemnify any person for or against any infringement of or by the Intellectual Property or the Purchased Assets; (vi) all registrable items of Intellectual Property currently being used are properly registered under applicable law; and (vii) the Intellectual Property constitutes all such assets, properties and rights which are used in or necessary for the conduct of the operations of the Business and each Facility as currently conducted. Except as set forth on Schedule 4.19, all rights of the applicable Selling Entity in and to the Intellectual Property are transferable to Buyer as contemplated herein without any consent or other approval. Buyer has been provided with accurate and complete copies or written descriptions of all studies, opinions and searches of which the Selling Entities have knowledge relating to any Intellectual Property or any infringement of or by any Intellectual Property, all of which are listed on
Schedule 4.19.

          4.20 Technical Information. Schedule 4.20 sets forth an accurate and complete list and summary description of all Technical Information. All Technical Information:

          (a)  is owned solely and exclusively by the applicable
     Selling Entity or available for use by Buyer without payment to any person; and

          (b) is documented in a manner comparable to that of similarly situated businesses and in condition for conveyance to and readily useable by Buyer.

All Technical Information and any copies thereof shall be delivered to Buyer at Closing. There is no violation of any patents, trademarks, trade secret rights, copyrights or other proprietary rights by, or with respect to, the Technical Information. Buyer has been provided with accurate and complete copies or written descriptions of all studies, opinions and searches of which the Selling Entities have knowledge relating to any Technical Information or any infringement of or by any Technical Information, all of which are listed on Schedule 4.20.

          4.21 Legal Proceedings. Except as set forth on Schedule 4.21, the Selling Entities are not engaged in or a party to or, to the knowledge of any Selling Entity, threatened with any dispute, action, suit or other proceeding relating to any Facility, the Business or any of the Purchased Assets. To the knowledge of the Selling Entities, no basis exists for any such proceeding which could have a Material Adverse Effect. The Selling Entities have no knowledge of any investigation threatened or contemplated by any governmental or regulatory authority. Neither the Selling Entities, the Facility, the Business nor any of the Purchased Assets is the named subject of or directly subject to any judicial or administrative adjudicatory judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator.

          4.22 Compliance with Law. Except as set forth on Schedule 4.22, as of and prior to the Closing, the Business, each Facility and the Purchased Assets conform to all applicable statutes, codes, laws, ordinances, rules and regulations and each Selling Entity has complied with all such statutes, codes, laws, ordinances, rules and regulations as they apply to the Business and where the failure of such compliance can be readily cured and will not result in any material liability or expense. The Selling Entities have no knowledge of any proposed or pending change in any such statutes, codes, laws, ordinances, rules and regulations which would have a Material Adverse Effect. Neither the Selling Entities, nor, to the knowledge of the Selling Entities, any employee or representative thereof has made any unlawful gratuities or other payments (or taken similar actions) for the purpose of benefiting the Selling Entities with respect to the Business.

          4.23 Insurance. Schedule 4.23 sets forth an accurate and complete list and summary description (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, insurance programs or fidelity bonds ("Insurance") maintained with respect to each Facility, the Business or the Purchased Assets. Schedule 4.23 sets forth the claims experience since January 1, 1993 with respect to the Insurance. Except as disclosed on Schedule 4.23, no pending notice of cancellation or nonrenewal with respect to, or material increase of premium for, any Insurance has been received by any Selling Entity. Except as set forth on
Schedule 4.23, no Selling Entity has knowledge of any facts or the occurrence of any event which might materially increase the premiums payable under any Insurance.

          4.24 Brokers. The Selling Entities have not retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby, except for those to whom Buyer will have no liability or obligation.

          4.25 Disclosure. The representations and warranties of the Selling Entities contained in this Agreement and each agreement, attachment, schedule, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated herein and therein are accurate and complete in all material respects, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.


                             ARTICLE V

                   REPRESENTATIONS AND WARRANTIES
                              OF BUYER

          Each Buyer hereby represents and warrants to the Selling Entities as of the date hereof, and as of the Closing Date, as set forth below.

          5.1 Authority. Buyer has full corporate right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. All corporate and other acts or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the agreements contemplated hereby and all transactions contemplated hereby and thereby have been duly and properly taken.

          5.2 Validity. This Agreement has been, and the agreements and other documents to be delivered at Closing will be, duly executed and delivered by Buyer and will constitute lawful, valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

          5.3 Violations and Approvals. The execution and delivery of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not (immediately, with notice, the passage of time or both) result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Buyer and are not prohibited by, do not violate or conflict with any provision of, and do not and will not (immediately, with notice, the passage of time or both) result in a default under or a breach of (i) the charter or by-laws of Buyer, (ii) any contract, agreement, permit, license or other instrument to which Buyer is a party or by which it is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency, or (iv) any law, rule or regulation applicable to Buyer, except for such creations, terminations, violations, conflicts, breaches, defaults, charges or encumbrances which, in the aggregate will not have an adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

          5.4 Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

          5.5 Due Organization. Each Buyer is a corporation duly organized and validly existing under the laws of its state of incorporation and has full corporate power and authority to acquire and operate each Facility and to own, lease and operate the Purchased Assets and to carry on the Business.

                             ARTICLE VI

               ADDITIONAL COVENANTS AND AGREEMENTS OF
                     SELLING ENTITIES AND BUYER

          The Selling Entities jointly and severally hereby agree to keep, perform and fully discharge the following covenants and agreements.

          6.1 Interim Conduct of Business. From the date hereof until the Closing, the Selling Entities shall preserve and maintain the Business, each Facility and the Purchased Assets, and shall operate the Business and each Facility consistent with past practice and in the ordinary course of business, except as specifically provided herein. Without limiting the generality of the foregoing, except as otherwise required hereby or agreed to in writing by Buyer from the date hereof until the Closing and, as set forth on
Schedule 6.1, the Selling Entities shall, with respect to the Business, each Facility and the Purchased Assets:

          (a) maintain each Facility and the Purchased Assets in good repair, order and condition, reasonable wear and tear excepted;

          (b)  comply with their obligations under all the Material
     Contracts;

          (c)  except as otherwise provided herein and as set forth on
     Schedule 6.1, use reasonable efforts to keep available the services of the present employees and agents of the Business (and pay benefits related thereto in the ordinary course of business and consistent with applicable law and past practice) and preserve the goodwill of customers, suppliers and others having business relationships with the Business;

          (d) maintain their books, accounts and records in the usual, regular and ordinary manner on a basis consistent with past practice and not revalue any assets;

          (e) not enter into, amend or terminate or agree to enter into, amend or terminate any Plan or any employment, bonus, severance or retirement contract or arrangement, nor increase or agree to increase any salary or other form of compensation or benefits payable or to become payable to any employee, except in the ordinary course of business consistent with past practice;

          (f) not enter into, amend or terminate, or agree to enter into, amend or terminate, any Material Contract other than entering into purchase and sale orders and service contracts all in the ordinary course of business and at prices, in quantities and on terms consistent with past practice;

          (g) not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any assets, properties, rights or claims other than use and disposal of assets in the ordinary course consistent with past practices except as set forth on Schedule 6.1;

          (h) not incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, that in any way would adversely affect Buyer's ownership of the Business, any Facility or the Purchased Assets, except current liabilities in the ordinary course of business and consistent with past practice;

          (i) not pay any dividend or distribution or make payment of any intercompany payables from cash generated by the Business except as set forth on Schedule 6.1;

          (j) not take or omit to take any action which could have a Material Adverse Effect or cause any representation or warranty herein to become false; and

          (k) not (and shall instruct its officers, representatives, agents and advisors not to) solicit, encourage or negotiate any proposal from or with, or supply information to, persons other than Buyer or its representatives with respect to, or in connection with, the acquisition of any of the Selling Entities, the Business or the Purchased Assets or any material portion thereof, and the Selling Entities shall promptly advise Buyer of any acquisition proposal or inquiry with respect to such a proposal that any Selling Entity receives.

From the date hereof through the Closing, the Selling Entities shall confer on a regular and frequent basis with one or more designated representatives of Buyer to report on the general status of on-going operations of each Facility and the Business. The Selling Entities shall promptly notify Buyer of any event that could have a Material Adverse Effect and shall keep Buyer fully informed of such events.

          6.2 Access to Information. From the date hereof through Closing, the Selling Entities will provide to Buyer and its business, legal and accounting representatives and advisors reasonable access during normal business hours to the corporate, business, financial and other records and information of the Selling Entities to the extent reasonably relating to the Business, Facilities and the Purchased Assets, and will make available all such information and personnel as may reasonably be requested in connection therewith.

          6.3 Further Assurances; Cooperation. From time to time, after Closing at Buyer's request and without further consideration, the Selling Entities shall execute, acknowledge and deliver such documents, instruments or assurances and take such other actions as Buyer may reasonably request with respect to assigning, conveying and transferring to Buyer any of the Purchased Assets. With respect to the Collection Cases, the Selling Entities shall assist Buyer with the transition of the underlying claims and make available to Buyer such records, documents and employees as may be reasonably requested by Buyer in connection with the Collection Cases. Buyer shall reimburse the Selling Entities for their reasonable out-of-pocket expenses in connection with transition of the Collection Cases as well as salary or wages payable to employees with respect to the time required of each employee who is required to devote more than one (1) week of working time in the aggregate to cooperation pursuant to this Section. In no event shall the Selling Entities be required to take any action hereunder that unreasonably interferes with the ongoing operation of their business.

          6.4  Records and Documents.  Following the Closing Date, the
Selling Entities shall retain and grant to Buyer and its representatives, at Buyer's request (and subject to Buyer's reimbursement of the Selling Entities out-of-pocket expenses), access to and the right to make or obtain copies of those records and documents related to the Business, any Facility or the Purchased Assets, possession of which is retained by the Selling Entities, as may be necessary or useful in connection with Buyer's operation of the Business and each Facility after the Closing. If during the seven year period following Closing, the Selling Entities elect to dispose of such records, the Selling Entities shall first give Buyer sixty (60) days' written notice, during which period Buyer shall have the right to obtain the records without further consideration; provided, however, that the Selling Entities shall have no liability to Buyer for disposal of any record unless done intentionally in contravention of this Section. If reasonably necessary, the Selling Entities shall also make reasonably available their employees and agents to provide information related to the Business, any Facility or the Purchased Assets on the same basis.

          6.5 Consummation. Subject to the terms and conditions provided herein, the Selling Entities and the Buyers agree to use all reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement in accordance with its terms. The Selling Entities and the Buyer shall not take any action inconsistent with their obligations hereunder or which would hinder or delay the consummation of the transactions contemplated hereby.

          6.6 Noncompetition and Nondisclosure.

               6.6.1 Noncompetition. In order to protect the value of the Business and the Purchased Assets, each Selling Entity and its Affiliates (collectively, the "Seller Group") agrees for three (3) years from the Closing Date, not to (i) engage, directly or indirectly, in any manner in the Business anywhere in the United States or Europe, (ii) directly or indirectly engage in any activity that competes with the Business anywhere in the United States or Europe, (iii) solicit any customer of the Business for products or services directly or indirectly competitive with the Business and (iv) attempt in any way, directly or indirectly, to obtain for itself, or others, or to divert from Buyer and its subsidiaries and affiliates, any rights benefits, sales or profits arising out of or in connection with the Purchased Assets or the Business; provided, however, that no member of the Seller Group will be deemed to have violated (I) clause (ii) of this Section by virtue of engaging in business in Europe that does not directly or indirectly compete with the Court Reporting Business or (II) clause (ii) of this Section (and for CaseView for Windows clauses (iii) and (iv) as well) by virtue of engaging in the business of providing litigation consulting services, including jury research, courtroom communications, preparation of demonstrative exhibits, live action video and computer animation, or the business of developing, publishing and distributing the following litigation support software products (and substitutes therefor) provided such products shall be limited to the current purposes for which they are currently sold: DiscoveryPRO, DiscoveryZX for DOS, DiscoveryZX for DOS Network Administration Guide, DiscoveryZX for Windows, ConvertZX, Discovery VideoZX attorney, Premier Power Discovery VideoZX, DiscoveryVideoZX for Post Production, CaseView for Windows, DiscoveryBase, Discovery Magic and Showcase equivalent.

               6.6.2 Nondisclosure. After the Closing, except as required by law or court order, the Seller Group will not disclose, or use directly or indirectly, to, or for the benefit of any person or entity other than Buyer, any Technical Information or confidential information, data or materials related to the Business.

               6.6.3 Breach. The Seller Group agrees that any breach of Sections 6.6.1 or 6.6.2 above will result in irreparable damage to Buyer for which Buyer will have no adequate remedy at law, and, therefore if such a breach should occur, the Seller Group consents to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of Buyer enjoining any such breach, without prejudice to any other right or remedy to which Buyer shall be entitled. In the event that any portion of this Section 6.6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum lesser period of time, geographic area, or range of activities as to which it may be enforceable. Each of the covenants herein shall be deemed a separate and severable covenant. In the event any member of the Seller Group breaches any provision of this Section 6.6, Buyer shall be entitled to recover all costs of enforcement, including reasonable attorneys' fees.

          6.7 Bulk Transfer Compliance. As between Buyer and the Selling Entities , Buyer shall have no obligation to give bulk transfer notices to creditors, claimants or other persons or entities. The Selling Entities shall jointly and severally indemnify and hold harmless Buyer against any and all expense, loss, damage or liability, including court costs and reasonable attorneys' fees, arising from or related to claims asserted by third parties due to the failure of the Selling Entities to pay any liability of the Business except the Assumed Liabilities.

          6.8 Change of Names. Within ten (10) business days after the Closing, Stenograph will provide evidence to Buyer that it has taken all necessary action and made all necessary state filings to change its corporate name to Quixote Steno Corporation. Within ten (10) business days after the Closing, IIS will provide evidence to Buyer that it has taken all necessary action and made all necessary state filings to change its corporate name to Quixote IIS Corporation. Upon the request of Buyer, the Selling Entities will assign to Buyer or terminate the use of all "d/b/a's" used in the conduct of the Business, all of which "d/b/a's" are listed on Schedule 6.8.

          Buyer hereby agrees to keep, perform and fully discharge the following covenants and agreements:

          6.9 Records and Documents. Following the Closing Date, Buyer shall grant to each Selling Entity and its representatives, at the Selling Entity's request (and subject to the Selling Entity's reimbursement of Buyer's out-of-pocket expenses), access to and the right to make or obtain copies of those records and documents related to the Business, any Facility or the Purchased Assets, possession of which is transferred to Buyer, as may be reasonably necessary for the Selling Entity's tax, employee benefit or financial reporting obligations or other investigation required by law or, for the Selling Entity's dealing with, handling or discharging of any debt, obligation or liability of or relating to the Business, the Facility or the Purchased Assets which is not an Assumed Liability. If during the seven year period following Closing, the Buyer elects to dispose of such records, the Buyer shall first give the Selling Entities written notice, during which period the Selling Entities shall have the right to obtain the records without further consideration; provided, however, that the Buyer shall have no liability to the Selling Entities for disposal of any record unless done intentionally in contravention of this Section. If reasonably necessary, Buyer shall also make reasonably available its employees to provide information for the same purposes on the same basis.

          6.10 Litigation. With respect to the Retained Litigation, the Buyer shall make available to the Selling Entities such records, documents and employees as may be reasonably requested by the Selling Entities in connection with the Retained Litigation. The Selling Entities shall reimburse the Buyer for its reasonable out-of-pocket expenses in connection with its cooperation with respect to the Retained Litigation as well as salary or wages payable to employees with respect to the time required of each employee who is required to devote more than one (1) week of working time in the aggregate to cooperation pursuant to this Section. In no event will the Buyer be required to take any action hereunder that unreasonably interferes with the ongoing operations of its business.

          6.11 Guarantees. After the Closing, Buyer will agree to execute guarantees in substantially the forms attached as Schedule 6.11 to replace the guarantees of Quixote attached as Schedule 6.11.

          6.12 Software Licenses. After the Closing, Buyer agrees to negotiate in good faith with the Selling Entities (or their designee) to finalize license agreements with Stenograph UK and Discovery Products, Inc. with respect to the "Intellect 95" Software included in the Purchased Assets. Buyer hereby grants Stenograph UK and Discovery Products, Inc. a non-exclusive license (without charge and without representation or warranty of any kind) to use Intellect 95 for purposes of internal operations. Such license shall include Stenograph UK's right to copy, modify and distribute copies of Intellect 95 incorporated into data bases created to support law firms and courts. Stenograph UK may assign this license to a purchaser of its business. Stenograph UK and Discovery Products, Inc. hereby acknowledge that Buyer will retain all ownership rights to Intellect 95.


                            ARTICLE VII

                             EMPLOYEES

          7.1 Continued Association with the Business. Buyer will offer employment to all current employees of the Business from among those listed on
Schedule 4.14 who are actively performing services for the Business as of the Closing Date. All of the employees listed on Schedule 4.14 are employed by one of the Selling Entities in the Business. The Selling Entities will use all reasonable efforts to retain all present employees through the Closing. None of the Selling Entities nor their Affiliates have offered and will not offer employment to any such employees (other than Lynn Fleece) in respect of any period after Closing, without the prior written consent of Buyer; provided, however, that after the expiration of three (3) years following Closing the Selling Entities may hire any employee who voluntarily terminates employment with Buyer without any inducement from the Selling Entities. Buyer shall not incur any liability or obligation with respect to any employee that does not accept employment with Buyer. The Buyer shall use reasonable efforts to request each employee that accepts employment to confirm the acceptance of employment in writing. Buyer will not incur as a result of the transfer of the Purchased Assets, any present, future or contingent liability or obligation to pay any pension benefits, medical benefits, compensation for loss of employment or other compensation or benefits to any employee terminated at or prior to Closing. The employees of the Business hired by Buyer are referred to herein as the "Buyer Employees".

          7.2 Benefit Plans. Buyer shall have no liability under any Plan maintained or contributed to for the benefit of any of the employees or other persons performing services at or for any Facility or for the Business.

Notwithstanding the foregoing to the extent that accrued vacation is recorded on the Settlement Statement as an Assumed Liability, Buyer will give the employees of the Selling Entities credit for such accrued vacation. The Selling Entities have made all existing payment options available to the employees of the Business participating in any applicable 401(K) Plan.

          7.3 Section 401(k) Plans. As soon as practicable after the Closing Date, the parties will transfer the account balances of Buyer Employees from the trustee of the Quixote 401(k) Plan (the "Quixote 401(k) Plan") to the trustee of the Pettibone 401(k) Plan. The Selling Entities will take all action necessary so that Buyer Employees will be fully vested in their accounts in the Quixote 401(k) Plan as of the Closing Date. Assets of the Quixote 401(k) Plan equal to the sum of the account balances of the Buyer Employees in such plan as of the last day of the month coincident with or immediately preceding the date of transfer (the "Transfer Date") shall be transferred to the Pettibone 401(k) Plan as soon as practicable following the Closing Date and the Selling Entities shall be responsible for determining whether the correct amount of balances are transferred to the Pettibone 401(k) Plan. The transfer will be made after any distributions that Buyer Employees are entitled to receive under the Quixote 401(k) Plan before the Transfer Date have been made and after Buyer presents to the Selling Entities a copy of a current IRS favorable determination letter or other evidence that the Pettibone 401(k) Plan is a "qualified" plan within the meaning of
Section 401(a) of the Internal Revenue Code. The Selling Entities will allow each Buyer Employee to elect any benefit option available under the Quixote 401(k) Plan, and transfers to the Pettibone 401(k) Plan will occur only if such employee elects such a transfer. The transfer will be made in cash. The Selling Entities represent that the transfer described in this Section shall be made in accordance with Section 414(l) of the Internal Revenue Code.

          7.4 COBRA Obligations. The Selling Entities shall retain all liabilities, perform all obligations and maintain all insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") with respect to its employees and former employees of the Business and their covered dependents, whether or not such employees accept employment with Buyer.

          7.5 Severance. The Selling Entities shall be liable for any severance, separation or similar liabilities, that are payable (i) to any person whose right to severance or separation benefits arises as a result of the transactions contemplated by this Agreement, (ii) to any person whose employment with a Selling Entity was terminated prior to the Closing, and
(iii) to any employee of any of the Selling Entities not hired by Buyer (a "Seller Employee"). Buyer shall be liable for any severance, separation or similar liabilities for all Buyer Employees under Buyer's employment policies and procedures.

          7.6 Workers Compensation. The Selling Entities shall be liable for the administration and payment of all workers' compensation liabilities and benefits with respect to (i) Buyer Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring prior to the Closing Date, and (ii) Seller Employees. Buyer shall be responsible for the administration and payment of all workers' compensation liabilities and benefits with respect to Buyer Employees resulting from claims reported following the Closing Date, to the extent resulting from events, circumstances, exposures, conditions, or occurrences after the Closing Date.

          7.7 Health Benefits. The Selling Entities shall be liable for the administration and payment of all health and welfare liabilities and benefits under the Plans with respect to (i) Buyer Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring through the end of the Closing Date, and (ii) Seller Employees. Buyer shall be responsible for the administration and payment of all health and welfare liabilities and benefits under the Buyer's benefit programs with respect to Buyer Employees resulting from claims reported following the Closing Date, to the extent resulting from events, circumstances, exposures, conditions, or occurrences after the end of the Closing Date. The Selling Entities shall retain responsibility for health and welfare benefits and liabilities for any disabled employees of the Business and disabled dependents of employees of the Business until such persons are no longer disabled.


                            ARTICLE VIII

            CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

          Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Buyer):

          8.1 Accuracy of Warranties and Performance of Covenants. The representations and warranties of the Selling Entities contained herein shall be accurate in all respects when made and as of the Closing Date. The Selling Entities shall have performed all obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing in all respects.

          8.2 No Pending Action. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or would affect the right of Buyer to own, operate or control any Facility, the Business or the Purchased Assets.

          8.3 Consents. Except for consents required to assign the contracts described on Schedule 1.3(a) that are not described on Schedule 8.3, all notices to, consents, approvals, authorizations and waivers from third parties and governmental agencies that are required for the transfer of any Facility, the Business or any of the Purchased Assets or that are otherwise required for the consummation of the transactions contemplated hereby upon the terms hereof shall have been obtained or provided for and shall remain in effect. The Selling Entities shall obtain consents necessary to assign the contracts described on Schedule 8.3 prior to Closing and consents necessary to assign all other contracts described on Schedule 1.3(a) as promptly as practicable after Closing.

          8.4 Condition of Business and Assets. There shall have been no fact, event, condition or circumstance which does or could (except for matters reflected on the schedules), reasonably be expected to result in a Material Adverse Effect.

          8.5 Real Estate Matters. The Selling Entities shall have provided to Buyer an assignment, in form and substance satisfactory to Buyer and its counsel, executed by each lessor of each Real Estate lease.


                             ARTICLE IX

                CONDITIONS PRECEDENT TO OBLIGATIONS
                      OF THE SELLING ENTITIES

          Each and all of the obligations of the Selling Entities to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of the Selling Entities):

          9.1 Accuracy of Warranties and Performance of Covenants. The representations and warranties of Buyer contained herein shall be accurate in all respects as if made on and as of the Closing Date. Buyer shall have performed all of its obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing in all respects.

          9.2 No Pending Action. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby in a way materially adverse to the Selling Entities, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.


                             ARTICLE X

                    SURVIVAL AND INDEMNIFICATION

          10.1 Survival. All covenants and agreements contained in this Agreement or in any agreement or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing and be enforceable until the covenant or agreement has been fully performed. Unless otherwise specified, the representations and/or warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing for a period ending two years from the Closing Date, provided that
(i) the representations and warranties in the following Sections shall survive and be enforceable indefinitely: section 4.1, section 4.2, the first sentence of section 4.4, the first sentence of section 4.9, section 5.1, section 5.2, section 5.5, (ii) the representations and warranties in Section 4.10 shall survive for seven years and (iii) the representations and warranties in section 4.6 as to tax matters only, section 4.15 and section 4.22 shall survive until expiration of the applicable statutes of limitation and any extensions thereof. Any claim for indemnification under the representations and warranties that survive for a period of time that is asserted in writing within the survival period shall survive until resolved or judicially determined. The representations and warranties set forth in this Agreement or in any agreement or other document delivered pursuant hereto shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party. The survival period for the representations and warranties shall in no way affect Buyer's responsibility to indemnify the Selling Entities with respect to the Assumed Liabilities, nor the Selling Entities responsibility to indemnify Buyer for the Excluded Liabilities.

          10.2 Indemnification. Buyer shall jointly and severally indemnify and hold harmless the Selling Entities, from and against any and all loss, diminution in value, damage, cost, expense (including court costs and attorneys' fees and expenses and costs of investigation), suit, action, claim, deficiency, liability or obligation related to, caused by or arising from (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Buyer contained herein or in any agreement or other document delivered pursuant hereto; (ii) any and all claims of third parties made based upon facts alleged that, if true, would have constituted such a misrepresentation, breach or failure; and (iii) the Assumed Liabilities. The Selling Entities shall jointly and severally indemnify and hold harmless Buyer, from and against any and all loss, diminution in value, damage, cost, expense (including court costs and attorneys' fees and expenses and costs of investigation), suit, action, claim, deficiency, liability or obligation related to, caused by or arising from (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of any Selling Entity contained herein or in any agreement or other document delivered pursuant hereto; (ii) any and all claims of third parties made based upon facts alleged that, if true, would constitute such a misrepresentation, breach or failure;
(iii) any Excluded Liability, as well as any other liability or obligation of the Selling Entities not assumed pursuant to the express terms hereof and regardless of whether any liability or obligation is imposed upon Buyer by any applicable law. The party seeking indemnification shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification. All rights contained in this Article are cumulative and are in addition to all other rights and remedies which are otherwise available, pursuant to the terms of this Agreement or applicable law. All indemnification rights shall be deemed to apply in favor of the indemnified party's officers, directors, representatives, subsidiaries, affiliates, successors and assigns.

          10.3 General. Neither the Selling Entities nor the Buyer shall have any right to indemnification for any breach of representation or warranty hereunder until it has claims of at least $50,000 in the aggregate and then the indemnifying party or parties shall only be responsible for claims in excess of the first $50,000. With respect to indemnification of matters relating to Section 4.10, Buyer shall, to the extent reasonably practicable, consult with the Selling Entities as to the method of remediating circumstances for which Buyer is entitled to indemnification, but shall not be bound to adhere to any recommendation or desire of the Selling Entities.

                             ARTICLE XI

             TERMINATION, WAIVER, AMENDMENT AND CLOSING

          11.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date:

          (a) by the mutual written consent of the Selling Entities and Buyer;

          (b) by the Selling Entities or Buyer if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by Buyer, if one or more of the conditions to the obligation of Buyer to Close as provided in Article VIII has not been fulfilled by February 29, 1996; or

          (d) by the Selling Entities, if one or more of the conditions to the obligation of the Selling Entities to Close as provided in Article IX has not been fulfilled by February 29, 1996.

In the event of termination of this Agreement pursuant to this Section 11.1, this Agreement shall terminate and there shall be no other liability on the part of Selling Entities or Buyer to the other party hereto except liability arising out of a breach of this Agreement or the failure by a party to fulfill its conditions hereunder, in which event, the non-breaching party reserves the right to seek all available remedies. The termination of this Agreement pursuant to this Section 11.1 shall become effective on the date (x) in the case of a termination pursuant to Section 11.1(a), the consent is executed and
(y) in the case of a termination pursuant to Section 11.1(b), (c) or (d), written notice is given by the terminating party to the other party hereto.

          11.2 Extension of Time, Waiver, Etc. At any time prior to the Closing Date, the Selling Entities and Buyer may by written instrument:

          (a) extend the time for the performance of any of the obligations or acts of the other party; and

          (b) waive compliance with any of the agreements of the other party contained herein; provided, however, that no failure or delay by the Selling Entities or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right hereunder.


                            ARTICLE XII

                         GENERAL PROVISIONS

          12.1 Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          12.2 Notices. All notices, requests, consents, demands and other communications hereunder must be in writing and shall be delivered in person, by courier service or by telecopy, telegram or telex as follows:

          (a)  If to the Selling Entities:

                    Legal Technologies,  Inc.
                    One East Wacker Drive
                    Chicago, Illinois  60601
                    Telephone No.:  (312) 467-6755
                    Telecopy No.:  (312) 467-1356
                    Attn:  James H. DeVries

                    With copies to:

                         McBride Baker & Coles
                         500 W. Madison Street
                         40th Floor
                         Chicago, IL  60621
                         Telephone No.: (312) 715-5700
                         Telecopy No.:  (312) 993-9350
                         Attn:  Anne Hamblin Schiave, P.C.

          (b)  If to Buyer:

                    Stenograph Acquisition Corp.
                    c/o Heico Acquisitions
                    5600 Three First National Plaza
                    Chicago, Illinois  60602
                    Telephone No.: (312) 419-8220
                    Telecopy No.:  (312) 419-9417
                    Attn.:  Michael E. Heisley

                    With copies to:

                         McDermott, Will & Emery
                         227 West Monroe Street
                         Chicago, IL  60606
                         Telephone No.: (312) 372-2000
                         Telecopy No.:  312-984-3669
                         Attn:  Stanley H. Meadows, P.C.

Notice shall be deemed given when sent or delivered as provided herein. Any party may change its address or add or change parties for receiving notice by written notice given to the others named above.

          12.3 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

          12.4 Rules of Construction. The word "including" shall mean including, without limitation. The Article, Section and other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.5 Counterparts. This Agreement may be executed (which may be by facsimile with hard copy by express delivery) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. The Selling Entities may not assign any rights, benefits, duties or obligations under this Agreement. Each Buyer may assign its rights, benefits, duties and obligations to an affiliated corporation or a purchaser of the Court Reporting Business or the IIS Business or both.

          12.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof.

          12.8 Announcements. No announcement of the specific terms of this Agreement shall be made by any party without the written approval of the other party (which approval shall not be unreasonably withheld), except filings required to be made with the Securities and Exchange Commission and as otherwise required by applicable law or rules of a national securities exchange.

          12.9 Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

          12.10 Applicable Law. This Agreement shall be interpreted in accordance with the substantive laws of the State of Illinois applicable to contracts made and to be performed wholly within said State.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

STENOGRAPH ACQUISITION CORP.       QUIXOTE CORPORATION



By: /s/ Larry Gies                  By: /s/James H. DeVries
    ---------------------------         --------------------------
Its:Vice President                  Its:Executive Vice President
    ---------------------------         --------------------------


IIS ACQUISITION CORP.              LEGAL TECHNOLOGIES, INC.


By:  /s/Larry Gies                  By: /s/James H. DeVries
     ---------------------------        --------------------------
Its: Vice President                 Its:President
     ---------------------------         --------------------------


PETTIBONE CORPORATION              STENOGRAPH CORPORATION


By: Larry Gies                        By: /s/James H. DeVries
    -----------------------------        --------------------------
Its:Executve Vice President-CFO       Its:Vice Chairman
    -----------------------------        --------------------------


                                    INTEGRATED INFORMATION SERVICES,
                                    INC.


                                       By: /s/James H. DeVries
                                          ---------------------------
                                       Its:President
                                          ---------------------------


                                LEGAL TECHNOLOGIES LIMITED


                                 By: /s/James H. Devries
                                    --------------------------
                                  Its:Chairman
                                     -------------------------